Exhibit 23(d)

           [LETTERHEAD OF FOULSTON & SIEFKIN L.L.P.]



                        August 12, 1996


Southwestern Public Service Company
Tyler at Sixth
Amarillo, Texas  79101

Dear Sirs:

          In connection with the Registration Statement on Form S-3 relating to the Deferrable Interest Subordinated Debentures of Southwestern Public Service Company (the "Company") and the Surety Obligations of the Company with respect to preferred securities of Southwestern Public Service Capital I (the "Trust") and the Preferred Securities of the Trust, we hereby consent to the reference to our firm in the prospectus filed as part of the registration statement and the documents incorpo-rated by reference therein.

                                   Very truly yours,

                                   FOULSTON & SIEFKIN

                                   /s/ James L. Grimes, Jr.